Exhibit 99.1

FOR IMMEDIATE RELEASE
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Espey Announces Notification by AMEX
of Review of Annual Meeting

Saratoga Springs, NY; January 21, 2004- Espey Mfg. & Electronics Corp., (AMEX:ESP), announced today that it has been notified that the American Stock Exchange ("AMEX") is conducting a review of events related to Espey's 2003 Annual Meeting of Shareholders held on November 13, 2003 at the Hilton Garden Inn in Saratoga Springs, New York.

At the meeting, the shareholders elected three Class A Directors - Mr. Howard Pinsley, Mr. Alvin O. Sabo and Mr. Carl Helmetag. The shareholders also ratified the appointment of KPMG, LLP as the independent public auditors of the Company for the fiscal year ending June 30, 2004.

At the meeting, upon the advice of counsel who was present, a shareholder proposal made at the meeting that had not been included in the Company's proxy solicitation materials was acted upon. The proposal called for the removal, without cause, of three members of Espey's Board of Directors, Messrs. Michael
W. Wool, Paul J. Corr and William P. Greene. The proposal was approved as to Messrs. Wool and Corr and was not approved as to Mr. Greene by the shareholders present at the meeting.

The AMEX inquiry does not pertain to the Company's business operations or financial statements.

Espey also announced that pending a resolution of the AMEX inquiry, it has postponed the Special Meeting of Shareholders, originally anticipated to occur during January 2004, that was the subject of a preliminary proxy statement filed with the Securities and Exchange Commission on December 12, 2003. The proxy statement was not mailed to shareholders.

Espey has been afforded until January 29, 2004 to provide certain information requested by AMEX in connection with its review. Upon the advice of counsel, Espey has retained independent counsel, Emanuel R. Gold, Esq. and Gibbons, Del Deo, Dolan, Griffinger & Vecchione, as co-special counsel in connection with the AMEX review.

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment. The Company's web site can be found on the Internet at www.espey.com.

For further information, contact Emanuel R. Gold, Esq. at (718) 897-7300 or Barry Potoker at 518-245-4400.

Important Legal Information
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If Espey determines to hold a Special Meeting of Shareholders, Espey will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed with, or furnished to the SEC by Espey at the SEC's website at www.sec.gov. When it becomes available, the proxy statement and other documents filed with the SEC by Espey may also be obtained for free by directing a request to Espey at 233 Ballston Avenue, Saratoga Springs, New York 12866 Telephone (518) 245-4400, Attention:
Corporate Secretary.


Cautionary Statement: Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.